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                                                                 EXHIBIT 10.19.1

November 8, 2002

Mr. Thomas H. Trobaugh
2075 Compton Way
Alpharetta, Georgia 30022

Dear Tom:

As we discussed on November 4, 2002, we have determined that your employment with Serologicals Corporation will be terminated effective November 4, 2002 (the "Termination Date"). You should promptly begin efforts to secure alternative employment. To assist you, Serologicals will make available, at its expense, outplacement services to you, to be provided by a professional outplacement firm selected by us, until you find alternative employment or May 9, 2002, whichever is earlier. Serologicals will be liable for and make payments for all fees and expenses incurred by the outplacement firm directly to the outplacement firm. Please contact me to make arrangements for initiation of this service. The following sets forth our mutual commitments:

1. Serologicals will continue to pay your base salary for a period of twelve months from the Termination Date, as provided for in the letter agreement between the Company and you dated September 19, 2001 (the "Letter Agreement").

2. You shall be eligible to elect COBRA coverage and only pay an amount equal to the employee contribution typically paid for your type of medical, dental and vision coverage. Serologicals will pay the remaining costs associated with COBRA coverage for the twelve-month period from the Termination Date. Thereafter, you can continue COBRA coverage at your total cost for up to an additional six months.

3. Pursuant to the terms of the Deferred Stock Unit Agreement dated March 12, 2002 ("Deferred Stock Agreement"), which is incorporated by reference herein, you shall receive distribution of stock in accordance with the applicable terms and conditions. You shall also have the right to exercise any vested stock options in accordance with the terms of the Stock Option Agreement dated October 5, 2001 ("Option Agreement"), which is incorporated by reference herein.

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Mr. Thomas H. Trobaugh
November 8, 2002
Page 2

4.  In addition, Serologicals shall pay you:

         (i) Thirty-one Thousand and 16/100 Dollars ($31,016.00) as full satisfaction of, and as an alternative to, any obligation of Serologicals to provide to you (a) life and disability benefit coverage; (b) company matching contributions to the Serologicals 401(k) retirement savings plan; and (c) the loss of a tax benefit from not being able to defer into Serologicals 401 (k) retirement savings plan. These payments will be grossed-up to cover state and federal taxes.

         (ii) Nine Thousand Three Hundred Dollars ($9,300.00) as full satisfaction of any amounts due to you under Serologicals tuition reimbursement program or otherwise for education programs pursued by you while employed by Serologicals; and,

         (iii) One Thousand Two Hundred and Ten Dollars ($1,210.00) as full satisfaction for reinstatement of any frequent flyer points exercised by you in connection with travel scheduled to have been taken by you after the Termination Date, but that was booked prior to the Termination Date., which payment will be grossed-up to cover state and federal taxes.

5. You agree to release and forever discharge the Company, its affiliated companies, and past and present directors, officers, owners, agents, employees or attorneys, from any and all actions, causes of action, asserted or unasserted claims and demands whatsoever, in law or in equity (hereinafter collectively referred to as "Claims"), whether known or unknown, which you may have against the Company based on any acts, omissions, transactions or occurrences whatsoever occurring or accruing prior to the date of execution of this Agreement, including, but not limited to: (i) claims which are related to employment with the Company and the termination of employment; (ii) claims for retaliatory, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, outrageous conduct, invasion of privacy, assault, battery, fraud, breach of duty, libel, slander or tortious conduct of any kind; and/or (iii) all other claims arising at law or in equity.

6. You knowingly and voluntarily waive and release any and all claims for damages, wages, benefits, attorneys' fees, costs or other relief against the Company and any and all persons acting by, through or in concert with the Company based upon state, federal or local statutory or common law, including but not limited to claims under federal and state wage and hour laws, the Fair Labor Standards Act of 1938 (29 U.S.C. Section 201, et seq.), Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Section 2000e, et seq.), 42 U.S.C. Section 1981, the Americans with Disabilities
    Act (42 U.S.C. Section 12101, et seq.), the Family and Medical Leave Act of 1993 (29 U.S.C. Section 2601, et seq.), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Section 621, et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. Section 1001, et seq.), the Consolidated Omnibus Budget Reconciliation Act (29

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Mr. Thomas H. Trobaugh
November 8, 2002
Page 3

    U.S.C. Section 1161 et seq.), and any claims under federal, state or local law pertaining to employment or employment benefits, and all other claims of any kind based on any statute, contract, or tort theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement. You also agree that you will not pursue a lawsuit against the Company or any related entity or person or entity acting on the Company's behalf by filing a lawsuit in any state or federal court on account of anything which has occurred up to the date you sign this Agreement.

7. Serologicals and you acknowledge and agree that you may have at least twenty-one (21) days after receipt of this agreement within which to review and consider, discuss with an attorney, and decide to execute or not execute this agreement; and you have seven (7) days after the execution of this Agreement within which to revoke this Agreement.

8. Except for (i) paragraphs 5-8 and 10(a) - (e) of the Letter Agreement; (ii) the Deferred Stock Agreement; and (iii) the Option Agreement, all other agreements between the parties are merged into and extinguished by this agreement.

If you are in agreement with the terms set forth above, please sign this letter and return it to me.

I wish you the best in your future endeavors.

Sincerely,

/s/ Robert P. Collins

Robert P. Collins
Vice President, Human Resources

                                       ACCEPTED AND AGREED:

                                       /s/ Thomas H. Trobaugh
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                                       Thomas H. Trobaugh

                                       November 18, 2002
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                                       (Date)